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                                                                    Exhibit 15.2

May 12, 1998

Board of Trustees and Shareholders
of Security Capital Industrial Trust:

We are aware that Security Capital Industrial Trust has incorporated by reference in its Registration Statement Nos. 33-91366, 33-92490, 333-4961, 333-31421, 333-39797 and 333-38515 its Form 10-Q for the quarter ended March 31, 1998, which includes our report dated May 12, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,


ARTHUR ANDERSEN LLP